Exhibit 8

Linklaters LLP 1345 Avenue of the Americas New York, NY 10105 Telephone (1) 212 903 9000 Facsimile (1) 212 903 9100

Republic of South Africa National Treasury Private Bag X115 Pretoria, 0001 South Africa
May 30, 2007

Our Ref	JC/MSP/PPM

Dear Sirs,

Republic of South Africa (the “Issuer”)
$1,000,000,000 5.875% Notes due 2022 (the “Securities”)

1
We have acted as counsel to the Underwriters (as defined below) in connection with the offering by the Issuer, pursuant to the Registration Statement (No. 333-107393) on Schedule B relating to the Securities and other securities of the Issuer (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), of the Securities.

2	This opinion is limited to the federal income tax laws of the United States, and we express no opinion as to the effect of the laws of any States of the United States or any other jurisdiction.

3
For the purpose of this opinion, we have examined the Registration Statement, including the Prospectus, dated August 20, 2003, as amended and as supplemented by the Addendum to Prospectus, dated March 27, 2006, the Prospectus Supplement, dated May 16, 2007 (the “Prospectus Supplement”), the Amended and Restated Fiscal Agency Agreement, dated May 15, 2003 (the “Fiscal Agency Agreement”), between the Issuer and Deutsche Bank Trust Company Americas, as fiscal agent (the “Fiscal Agent”), a copy of the Securities in global form as executed by the Issuer, the Pricing Agreement, dated May 16, 2007 (the “Pricing Agreement”), between the Issuer and Barclays Capital Inc. and Citigroup Global Markets Inc., as Representatives of the Underwriters set forth therein (the “Underwriters”), the Underwriting Agreement, dated December 8, 1994 (the “Underwriting Agreement”), of the Issuer incorporated by reference in the Pricing Agreement, the Dealer Manager Agreement, dated May 8, 2007 (the “Dealer Manager Agreement”), between the Issuer and Barclays Capital Inc. and Citigroup Global Markets Inc. as joint dealer managers, and such certificates and other

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a multinational limited liability partnership registered in England and Wales with registered number OC326345 including solicitors of the Supreme Court of England and Wales, members of the New York Bar and foreign legal consultants in New York. It is regulated by the Law Society of England and Wales. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the Issuer has the power to execute and deliver the Underwriting Agreement, the Pricing Agreement, the Dealer Manager Agreement, the Securities and the Fiscal Agency Agreement, and perform its obligations thereunder, that the Underwriting Agreement, the Pricing Agreement, the Dealer Manager Agreement, the Securities and the Fiscal Agency Agreement have been duly and validly authorized, executed and delivered under the laws of the Republic of South Africa by the Issuer, that the Securities conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

4
We are of the opinion that the statements set forth under the heading “Taxation—United States” in the Prospectus Supplement, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Securities.

5
The foregoing opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America, and we undertake no responsibility to update or supplement our opinion.

6
We hereby consent to the filing of this opinion as an exhibit to the Amendment to South Africa’s Annual Report on Form 18-K for its Fiscal Year ended March 31, 2006. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully,

By:	/s/ Linklaters LLP
Linklaters LLP